Exhibit 10.16

CREDIT AGREEMENT

(ACCOUNTS RECEIVABLE LINE OF CREDIT)

(FOREIGN EXCHANGE SUB-FACILITY)

This Agreement (the “Agreement”) is made and entered into as of 1/24/06, by and between BANK OF THE WEST (the “Bank”) and ALPHATEC SPINE, INC (the “Borrower”), on the terms and conditions that follow:

SECTION

1

DEFINITIONS

1.1                                 Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

1.1.1                        “Acceptable Inventory”: shall mean inventory as defined in the Uniform Commercial Code but excluding:

(i)                                     inventory which is not owned by the Borrower free and clear of all security interests, liens, encumbrances or claims of any third party;

(ii)                                  inventory which is not permanently located in the United States;

(iii)                               inventory which consists of work-in-process or which the Bank, in its sole discretion, deems to be obsolete, unsalable, damaged, defective or unfit for further processing.

(iv)                              inventory which consists of donor organs.

1.1.2                        “Account”: shall mean, individually and collectively as the context so requires, any and all accounts, chattel paper and general intangibles owed or owing to Borrower by Account Debtors, whether now owned or hereafter acquired by Borrower, or in which the Borrower may now have or hereafter acquire any interest.

1.1.3                        “Account Debtor”: shall mean the person or entity obligated to the Borrower upon an Account.

1.1.4                        “Advance”: shall mean an advance to the Borrower under the credit facility(ies) described in Section 2.

1.1.5                        “AR Line of Credit”: shall mean the credit facility described as such in Section 2.

1.1.6                        “Borrowing Base”: shall mean, as determined by the Bank from time to time, the lesser of: (i) 80% of the aggregate amount of Eligible Accounts of the Borrower plus the lesser of 50% of the aggregate amount of book entry Accounts outstanding not more than 15 days from the date of entry or $500,000.00 plus the lesser of 40% of the Value of Acceptable Inventory of the Borrower which consists of raw materials, work-in-process or finished goods plus 20% of the Value of Acceptable Inventory which consists of inventory held at the customer’s location or $500,000.00; or (ii) $10,000,000.00.

1.1.7                        “Borrowing Base Certificate”: shall have the meaning provided in Section 6.1(v) hereof.

1.1.8                        “Business Day”: shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

1.1.9                        “Close-Out Date”: shall mean the Business Day on which the Bank closes out and liquidates an FX Transaction.

1.1.10                  “Closing Value”: has the meaning given to it in Section 8.5(i) hereof.

1.1.11                  “Closing Gain” and “Closing Loss”: shall mean the amount determined in accordance with Section 8.5(ii) hereof.

1.1.12                  “Collateral”: shall mean the property described in Section 3, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

1.1.13                  “Credit Percentage”: shall mean 10%.

1.1.14                  “Debt”: shall mean all liabilities of the Borrower less Subordinated Debt, if any.

1.1.15                  “EBITDA”: shall mean earnings exclusive of extraordinary gains and extraordinary charges and before deductions for interest expense, taxes, depreciation and amortization expense.

1.1.16                  “Effective Tangible Net Worth”: shall mean the Borrower’s stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees).

1.1.17                  “Eligible Account”: shall mean, at any time, the gross amount, less returns, discounts, credits or offsets of any nature, of the Accounts owing to the Borrower by Account Debtors containing selling terms not exceeding 30 days but excluding the following:

(i)                                     Accounts with respect to which the Account Debtor is an officer, employee or agent of the Borrower.

(ii)                                  Accounts with respect to which goods are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor may be conditional.

(iii)                               Accounts with respect to which the Account Debtor is not a resident of the United States except to the extent such accounts are supported by adequate Eximbank insurance or other insurance acceptable to the Bank or by irrevocable letters of credit issued by banks satisfactory to the Bank.

(iv)                              Accounts with respect to which the Account Debtor is the United States or any federal department or agency not supported by assignment of claims under government contract.

(v)                                 Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with, the Borrower or its shareholders, officers or directors.

(vi)                              Accounts with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower.

(vii)                           That portion of the Accounts of any single Account Debtor that exceeds 20% of all of the Borrower’s Accounts.

(viii)                        Accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

(ix)                                All Accounts of any single Account Debtor if 25% or more of the dollar amount of all such Accounts are represented by Accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

(x)                                   Accounts which are subject to dispute, counterclaim or setoff.

(xi)                                Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.

(xii)                             Accounts with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.

(xiii)                          Accounts of any Account Debtor who has filed or had filed against it a petition in bankruptcy, or an application for relief under any provision of any state or federal bankruptcy, insolvency or debtor-in-relief acts; or who has had appointed a trustee, custodian or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(xiv)                         Accounts arising from cash sales or from collect on delivery sales of inventory.

(xv)                            Accrued finance charges on Accounts.

1.1.18                  “Environmental Claims”: shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for Discharge or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, Discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.1.19                  “Environmental Laws”: shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency

Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

1.1.20                  “Environmental Permits”: shall have the meaning provided in Section 5.11 hereof.

1.1.21                  “ERISA”: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

1.1.22                  “Event of Default”: shall have the meaning set forth in Section 7.

1.1.23                  “Expiration Date”: shall mean January 30, 2008, or the date of termination of the Bank’s commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first.

1.1.24                  “Foreign Currency”: shall mean any legally traded currency other than US dollars and which may be transferred by paperless wire transfer or cash and in which the Bank regularly trades.

1.1.25                  “Foreign Exchange Facility”: shall mean the credit facility described as such in Section 2.

1.1.26                  “Funded Debt”: shall mean Debt which matures, by it terms, more than one year from the date of its creation and all Debt which is owed to financial institutions regardless of its maturity.

1.1.27                  “FX Risk Liability”: shall mean the product of (a) the Credit Percentage, times (b) the aggregate of the Notional Values of all FX Transactions outstanding, net of any Offsetting Transactions.

1.1.28                  “FX Limit”: shall mean $1,250,000.00.

1.1.29                  “FX Transaction”: shall mean any transaction between the Bank and the Borrower pursuant to which the Bank has agreed to sell to or to purchase from the Borrower a Foreign Currency of an agreed amount at an agreed price in US dollars or such other agreed upon Foreign Currency, deliverable and payable on an agreed date.

1.1.30                  “Hazardous Materials”: shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

1.1.31             “Indebtedness”: shall mean, with respect to the Borrower, (i) all Indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss. The word “Indebtedness” also includes expenses incurred by the Bank to enforce obligations of the Borrower under this Agreement, together with interest on such amounts as provided in this Agreement, and all other obligations, debts, and liabilities of the Borrower to the Bank as well as all claims by the Bank against the Borrower that are now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, whether the Borrower may be liable individually or jointly with others, whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations, and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

1.1.32                  “LIBOR Advance”: shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.33                  “LIBOR Interest Period”: shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.34                  “LIBOR Rate”: shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.35                  “Line Account”: shall have the meaning provided in Section 2.3 hereof.

1.1.36                  “Notional Value”: shall mean the US Dollar equivalent of the price at which the Bank agreed to purchase or sell to the Borrower a Foreign Currency.

1.1.37                  “Obligations”: shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of any loans or advances.

1.1.38                  “Offsetting Transaction”: shall mean a FX Transaction to purchase a Foreign Currency and a FX Transaction to sell the same Foreign Currency, each with the same Settlement Date and designated as an Offsetting Transaction at the time of entering into the FX Transaction.

1.1.39                  “Ordinary Course of Business”: shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower’s business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

1.1.40                  “Permitted Liens”: shall mean: (i) liens and security interests securing Indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges not yet due; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or permitted to be incurred herein; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower’s assets.

1.1.41                  “Prime Rate”: shall mean an index for a variable interest rate which is quoted, published or announced by Bank as its prime rate and as to which loans may be made by Bank at, above or below such rate.

1.1.42                  “Settlement Date”: shall mean the Business Day on which the Borrower has agreed to (a) deliver the required amount of Foreign Currency, or (b) pay in US dollars the agreed upon purchase price of the Foreign Currency

1.1.43                  “Value”: shall mean the lesser of the Borrower’s cost of Acceptable Inventory or the book value thereof or the wholesale market value thereof in such quantities and on such terms as the Bank in its sole discretion may deem appropriate.

1.1.44                  “Variable Rate Advance”: shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.45                  “Variable Rate”: shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.2                                 Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3                                 Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter.

SECTION

2

CREDIT FACILITIES

2.1         THE ACCOUNTS RECEIVABLE LINE OF CREDIT

2.1.1                        The AR Line of Credit: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base.  Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1.

2.1.2                        Making Line Advances: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower’s written instructions.  Subject to the requirements of Section 4 and provided such request is made in a timely manner as provided in Section 2.1.5 below, Advances shall be made by the Bank under the AR Line of Credit.

2.1.3                        Repayment:

(i)                                     If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, the Borrower hereby promises and agrees, immediately upon written or telephonic notice from the Bank, to pay to the Bank an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base.

(ii)                                  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

2.1.4                        Interest on Advances: Interest shall accrue from the date of each Advance under the AR Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

(i)                                     Variable Rate Advances: A variable rate per annum equivalent to the Prime Rate (the “Variable Rate”).  Interest shall be adjusted concurrently with any change in the Prime Rate. An Advance based upon the Variable Rate is hereinafter referred to as a “Variable Rate Advance”.

(ii)                                  LIBOR Advances: A fixed rate quoted by the Bank for 30, 60 or 90 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the “LIBOR Interest Period”) for Advances in the minimum amount of $100,000.00.  Such interest rate shall be a percentage approximately equivalent to 2.25% in excess of the Bank’s LIBOR Rate which is that rate determined by the Bank’s Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the U.S.  dollar London Interbank Offered Rates for such period appearing on page USD (or such other page as may replace page USD) of the Bloomberg Financial Markets screen at or about 10:00 a.m. (New York Time) on the second Business Day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements) (the “LIBOR Rate”).  An Advance based upon the LIBOR Rate is hereinafter referred to as a “LIBOR Advance”.

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The Borrower hereby promises and agrees to pay interest in arrears on Variable Rate Advances and LIBOR Advances on the 20th calendar day of each month.

If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.1.5                        Notice of Borrowing: Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (Pacific time) on a Business Day, the Borrower may borrow under the AR Line of Credit by requesting:

(i)                                     A Variable Rate Advance.  A Variable Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Variable Rate Advance may, at the Bank’s option, be made on the next Business Day.

(ii)                                  A LIBOR Advance.  Notice of any LIBOR Advance shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

2.1.6        Notice of Election to Adjust Interest Rate: The Borrower may elect:

(i)                                     That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

(ii)                                  That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance.  If the Bank shall not have received notice (as prescribed herein)

of the Borrower’s election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance

2.1.7                        Prepayment: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank’s option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto.  If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank’s request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment.

The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

2.1.8                        Indemnification for LIBOR Rate Costs: During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate, the Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate

2.1.9                        Conversion from LIBOR Rate to Variable Rate: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank’s compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at the LIBOR Rate shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

2.1.10                  Commitment Fee: The Borrower agrees to pay to the Bank a commitment fee on the unused portion of the AR Line of Credit of 0.375% per annum, payable quarterly in arrears, commencing April 30, 2006 and computed on a year of 360 days for actual days elapsed.

2.2         FOREIGN EXCHANGE SUB-FACILITY

2.2.1                        Foreign Exchange Sub-Facility: The Bank agrees to enter into FX Transactions with the Borrower, at the Borrower’s request therefor made prior to the Expiration Date, provided however, that at no time shall the aggregate FX Risk Liability of the Borrower exceed the FX Limit, and together with the total principal amount of all outstanding Advances under the AR Line of Credit, exceed the Borrowing Base.  Each FX Transaction shall be used to hedge the Borrower’s foreign exchange exposure

(i)                                     Requests.  Each request for a FX Transaction shall be made by telephone to the Bank’s Treasury Department (“Request”), shall specify the Foreign Currency to be purchased or sold, the amount of such Foreign Currency and the Settlement Date. Each Request shall be communicated to the Bank no later than 3:00 p.m. California time on the Business Day on which the FX Transaction is requested.

(ii)                                  Tenor.  No FX Transaction shall have a Settlement Date which is more than 365 days after the date of entry into such FX Transaction, and provided further, no FX Transaction shall expire on a date which is 90 days after the Expiration Date.

(iii)                               Availability.  Bank may refuse to enter into a FX Transaction with the Borrower where the Bank, at its sole discretion, determines that (1) the requested Foreign Currency is unavailable, or (2) the Bank is not then dealing in the requested Foreign Currency, or (3) the Bank would be prohibited by any applicable law, rule, regulation or order from purchasing such Foreign Currency.

(iv)                              Payment.  Payment is due on the Settlement Date of the relevant FX Transaction The Bank is hereby authorized by the Borrower to charge the full settlement price of any FX Transaction against the depository account or accounts maintained by the Borrower with the Bank on the Settlement Date.  In the event that the Borrower fails to pay the settlement price of any FX Transaction on the Settlement Date or the balances in the depository account or accounts maintained with Bank are insufficient to pay the settlement price, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to, create an Advance bearing interest at the Variable Rate to pay the settlement price on the Settlement Date.

(v)                                 Increased Costs.  Borrower shall promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any FX Transaction.

(vi)                              Impossibility of Performance.  In the event that the Borrower or the Bank cannot perform under a FX Transaction due to force majeure or an act of State or it becomes unlawful or impossible to perform, all in the good faith judgement of the Borrower or the Bank, then upon notice to the other party, the Borrower or the Bank may require the close-out and liquidation of the affected FX Transaction in accordance with the provisions of this Agreement

2.3                                 Line Account: The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facilities granted hereunder (the “Line Account”).  The Bank shall provide the Borrower with a statement of the Borrower’s Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower’s receipt of any such statement which it deems to be incorrect.

2.4                                 Authorization to Charge Account(s): The Borrower hereby authorizes the Bank to charge, from time to time, against any or all of the Borrower’s deposit accounts with the Bank any amount so due under this Agreement, including, but not limited to, account # 672-008281 maintained with the Bank’s San Diego Office (CBC).  Notwithstanding this authorization, the Borrower shall be in default for nonpayment as provided in this Agreement until and unless the default is cured by payment, whether initiated by the Bank or by the Borrower

2.5                                 Payments: If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension.  All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices herein or such other office as Bank shall from time to time designate.

2.6                                 Late Payment:  In addition to any other rights the Bank may have hereunder, if any payment of principal or interest or any portion thereof, under this Agreement is not paid within 5 days of when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable

SECTION

3

COLLATERAL

3.1                                 The Collateral: To secure payment and performance of all the Borrower’s Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property:

(i)                                     Equipment.  All goods now owned or hereafter acquired by the Borrower or in which the Borrower now has or may hereafter acquire any interest, including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof (the “Equipment”)

(ii)                                  Inventory.  All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, inventory leased to others or held for lease, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower’s custody or possession, together with all returns on accounts (the “Inventory”)

(iii)                               Accounts.  All accounts, letter of credit rights, commercial tort claims, contract rights and general intangibles, including software and payment intangibles, now owned or hereafter created or acquired by the Borrower, including, but not limited to, all receivables, including as-extracted receivables, credit card receivables, health care receivables, insurance receivables, software receivables and license fees, goodwill, trademarks, trademark applications, trade styles, trade names, patents, patent applications, copyrights and copyright applications, customer lists, business records and computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral.

(iv)                              Documents.  All documents, instruments and chattel paper, whether electronic or tangible, now owned or hereafter acquired by the Borrower, including, but not limited to, warehouse and other receipts, bills of sale, promissory notes and bills of lading.

(v)                                 Monies. All monies, deposit accounts, certificates of deposit, investment property and securities of the Borrower now or hereafter in the Bank’s or its agents’ possession.

(vi)                              Assets. All assets of the Borrower, whether now existing or hereafter acquired, and the products and proceeds thereof

The Bank’s security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon

Borrower hereby consents to and instructs Bank to file financing statements in all locations deemed appropriate by the Bank from time to time.

The security interest granted to Bank in the Collateral shall not secure or be deemed to secure any Indebtedness of the Borrower to the Bank which is, at the time of its creation, subject to the provisions of any state or federal consumer credit or truth-in-lending disclosure statutes.

SECTION

4

CONDITIONS PRECEDENT

4.1                                 Conditions Precedent to the Initial Extension of Credit: The obligation of the Bank to make the initial Advance or the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance or such first extension of credit all of the following, in form and substance satisfactory to the Bank:

(i)                                     Authority to Borrow. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized

(ii)                                  Guarantors.  Continuing guaranty and security agreement in favor of the Bank executed by the following, together with evidence that the execution, delivery and performance by any guarantor has been duly authorized: ALPHATEC HOLDINGS, INC.

(iii)                               Subordinations.  Subordination agreement(s) executed by Shunshiro Yoshimi together with evidence that the execution, delivery and performance by any subordinator who is not an individual has been duly authorized.

(iv)                              Fees. A fee of $10,000 00, such fee to be deemed to be fully earned upon payment and payment of all of the Bank’s out-of-pocket expenses in connection with the preparation and negotiation of this Agreement.

(v)                                 Audit. The Bank shall have conducted an audit of the Borrower’s books, records and operations and the Bank shall be satisfied as to the condition thereof

(vi)                              Miscellaneous.  Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

4.2                                 Conditions Precedent to All Extensions of Credit: The obligation of the Bank to make each Advance or each other extension of credit, as the case may be, to or on account of the Borrower

(including the initial Advance or the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

(i)                                     Reporting Requirements.  The Bank shall have received the documents set forth in Section 6.1.

(ii)                                  Subsequent Approvals.  The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request

(iii)                               Representations and Warranties.  The representations contained in Section 5 and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete.

(iv)                              Event of Default.  No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

(v)                                 Collateral.  The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect

The Borrower’s acceptance of the proceeds of any loan, Advance or extension of credit or the Borrower’s execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower’s representation and warranty that all of the above statements are true and correct.

SECTION

5

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

5.1                                 Status: The Borrower’s correct legal name is as stated in this Agreement and the Borrower is a corporation duly organized and validly existing under the laws of California and with its chief executive office in the state of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower’s rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

5.2                                 Authority: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

5.3                                 Legal Effect: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms

5.4                                 Fictitious Trade Styles: There are no fictitious trade styles, fictitious trade names, assumed business names or trade names (defined herein as “Trade Name”) used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other Trade Name at any future date, indicating the Trade Name and State(s) of its use

5.5                                 Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein.  Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower’s financial condition or operations has occurred which has not been fully disclosed to the Bank in writing

5.6                                 Litigation: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower’s properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower’s financial condition or operations or on the Collateral

5.7                                 Title to Assets: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens

5.8                                 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

5.9                                 Taxes: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith

5.10                           Margin Stock.  The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

5.11                           Environmental Compliance. The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower.  In addition, (i) the Borrower does not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws

5 12                         Accounts: Each Eligible Account represents a bona fide sale conforming to the requirements of Section 1.1 17

5.13        Inventory:

(i)                                     The Value of the inventory is, as of the date of any such schedule of inventory, as reflected in such schedule

(ii)                                  The Value of the inventory is determined on the basis of its average cost

(iii)                               The Borrower keeps correct and accurate records.

(iv)                              All inventory is of good and merchantable quality, free from defects.

(v)                                 The inventory is not stored with a bailee, warehouseman or similar party

(vi)                              Inventory may be held on consignment

SECTION

6

COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

6.1                                 Reporting and Certification Requirements: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

(i)                                     Not later than 120 days after the end of each of the Borrower’s fiscal years, a copy of the annual audited consolidated financial report of the Borrower for such year, prepared by a firm of certified public accountants acceptable to Bank and accompanied by an unqualified opinion of such firm.

(ii)                                  Not later than 45 days after the end of each fiscal quarter, a copy of the Borrower’s consolidated financial statement as of the end of such quarter

(iii)                               Not later than 30 days after the end of each month, a copy of the Borrower’s financial statement as of the end of such period

(iv)                              Concurrently with the delivery of the quarterly and fiscal year end financial reports required hereunder, a compliance certificate stating that the Borrower is in compliance with all covenants contained herein and that no Event of Default or potential Event of Default has occurred or is continuing, and certified to by the chief financial officer of the Borrower.

(v)                                 Not later than 30 days after the end of each month, (i) a borrowing base certificate in the form attached hereto (“Borrowing Base Certificate”), executed by Borrower and certifying the Amount of the Eligible Accounts as of the last day of the preceding month; and, (ii) an aging of accounts receivable indicating separately the amount of accounts due from each Account Debtor and the amount of total accounts receivable which are current, 31 to 60 days past the due date, 61 to 90 days past the due date, and the amount over 90 days past the due date and an aging of accounts payable indicating the amount of such payables which are current, 31 to 60 days past the due date, 61 to 90 days past the due date, and the amount over 90 days past the due date; and, (iii) a schedule of inventory specifying the Value thereof in the form attached hereto as Exhibit “B”, and such other matters and information relating to the Borrower’s inventory as the Bank may request.

Notwithstanding the foregoing, Bank, at its sole discretion, may require Borrower to submit daily or at such other time as required by the Bank: (i) a transaction report and schedule of accounts receivable which indicates all sales made and all collections received for each such day; (ii) all remittances and collections of accounts in kind and without commingling to be applied to the payment of the Borrower’s Obligations on the next Business Day following receipt thereof; provided, however, that if such amounts are received in a form other than cash or bank wire, the Bank may withhold application of such amounts for such time to the extent permitted by law as the Bank, in its sole discretion, deems reasonable to allow for collection and provided further that any remittances and collections received by the Bank later than 2:00 pm.  (Pacific time) on any day shall be deemed received on the next succeeding Business Day; and (iii) clear and legible copies of all invoices or sales receipts evidencing the sale of goods or services by the Borrower

(vi)                              Promptly upon the Bank’s request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

6.2                                 Financial Condition: The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower’s Obligations, the Borrower will maintain at all times:

(i)                                     A maximum net loss not to exceed $2,000,000.00 for the year ending December 31, 2005 prior to any extraordinary charges, including but not limited to, payment in kind dividends, put amortization, stock compensation, amortization of purchased intangibles, inventory step-up and amortization of research and development in process.

(ii)                                  Maintain profitability by not allowing any two consecutive quarterly losses, commencing with the quarter ended March 31, 2006.

(iii)                               A minimum net profit after tax of at least $500,000.00 at fiscal year end 2006 and $1,000,000.00 at fiscal year end 2007 and at each fiscal year end thereafter

(iv)                              A ratio of Funded Debt to EBITDA for the immediately preceding three fiscal quarters and the current quarter just ended of not more than 2.75 to 1 00 at the end of each fiscal quarter, commencing with the quarter ended December 31, 2006.

(v)                                 A ratio of Debt to Effective Tangible Net Worth of not more than 7.50 to 1 00 at December, 31, 2006 and 3.00 to 1 00 at December 31, 2007 and 3 00 to 1 00 quarterly thereafter.

6.3                                 Preservation of Existence; Compliance with Applicable Laws: Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations

6.4                                 Merge or Consolidate:  Not liquidate or dissolve, merge or consolidate with or into, any other business organization, or acquire any other business organization in fiscal 2006, provided however, that Borrower may make business acquisitions of up to $1,000,000.00 in fiscal year 2007

6.5                                 Maintenance of Insurance:  Keep and maintain the Collateral insured for not less than its full replacement value against all risks of loss and damage and maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank  All such insurance shall be in form and amount and with companies satisfactory to the Bank.

With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days’ prior written notice to the Bank Upon the Bank’s request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance

6.6                                 Maintenance of Collateral and Other Properties:  Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank’s security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear.  The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

6.7                                 Payment of Obligations and Taxes:  Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower’s issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

6.8                                 Depository Relationships: Maintain its primary business depository relationship with Bank, including general, operating and administrative deposit accounts and cash management services

6 9                                 Inspection Rights and Accounting Records:  The Borrower will maintain adequate books and records in accordance with generally accepted accounting principles consistently applied and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof.  If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower’s expense, the amount of which shall be payable immediately upon demand.

In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower’s accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.

6.10                           Payment of Dividends:  Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower’s capital stock.

6.11                           Redemption or Repurchase of Stock:  Not redeem or repurchase any class of the Borrower’s stock now or hereafter outstanding

6.12                           Additional Indebtedness: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to the Bank or (ii) Indebtedness to trade creditors incurred in the Ordinary Course of Business or (iii) Indebtedness of up to $100,000.00 in any one fiscal year, except for any refinancing of existing Indebtedness owned by Alphatec Pacific, Inc

6.13                           Loans: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, members, partners, employees, affiliated entities and subsidiaries of the Borrower, except for credit extended in the Ordinary Course of Business as presently conducted and except up to $100,000.00 in any one fiscal year

6.14                           Liens and Encumbrances: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower’s properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement, and except liens and security interests associated with Indebtedness of up to $100,000.00 in any one fiscal year

6.15                           Transfer Assets:  Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the Ordinary Course of Business and, then, only for full, fair and reasonable consideration.

6.16                           Change In Nature of Business:  Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

6.17                           Maintenance of Jurisdiction:  Borrower shall maintain the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without 30 days prior written notice to Bank

6.18                           Compensation of Employees:  Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation

6.19                           Notice:  Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $100,000.00 or which affects the Collateral; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower, and (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its properties.

6.20                           Chief Executive Office:  The Borrower shall keep its chief executive office and the office where it keeps its records concerning the Collateral, and the office where it keeps all originals of all chattel paper at the following location: 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011.  Borrower agrees to provide to Bank thirty days prior written notification of any move of the Borrower’s chief executive office or of any change of the location specified herein

6.21                           Collection of Accounts:  Except as otherwise provided in this Agreement, the Borrower shall continue to collect the Accounts in accordance with its customary practice Prior to the occurrence of an Event of Default or an event which, with notice or the passage of time, could become an Event of Default, the Borrower shall have the right to adjust, settle or compromise the amount of any payment of any Account or release wholly or partly and Account Debtor or obligor thereof or allow any credit or discount thereof, all in accordance with its customary practices in the Ordinary Course of Business.

6.22                           Environmental Compliance: The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

6.23                           Inventory:

(i)                                     The Borrower shall keep correct and accurate records.

(ii)                                  All inventory shall be of good and merchantable quality, free from defects.

(iii)                               The inventory shall not at any time or times hereafter be stored with a bailee, warehouseman or similar party without the Bank’s prior written consent and, in such event, the Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to the Bank, in form acceptable to the Bank, warehouse receipts in the Bank’s name evidencing the storage of inventory.

(iv)                              At any reasonable time and from time to time, allow Bank to have the right, upon demand, to inspect and examine inventory and to check and test the same as to quality, quantity, value and condition and the Borrower agrees to reimburse the Bank for the Bank’s reasonable costs and expenses in so doing.

6.24       Location and Maintenance of Equipment:

(i)                                     The Equipment shall at all times be in the Borrower’s physical possession, shall not be held for sale or lease.

(ii)                                  The Borrower shall not secrete, abandon or remove, or permit the removal of, the Equipment, or any part thereof, from the Borrower’s physical possession or remove or permit to be removed any accessories now or hereafter placed upon the Equipment

(iii)                               Upon the Bank’s demand, the Borrower shall immediately provide the Bank with a complete and accurate description of the Equipment including, as applicable, the make, model, identification number and serial number of each item of Equipment.  In addition, the Borrower shall immediately notify the Bank of the acquisition of any new or additional Equipment or the replacement of any existing Equipment and shall supply the Bank with a complete description of any such additional or replacement Equipment.

(iv)                              The Borrower shall, at the Borrower’s sole cost and expense, keep and maintain the Equipment in a good state of repair and shall not destroy, misuse, abuse, illegally use or be negligent in the care of the Equipment or any part thereof. The Borrower shall not remove, destroy, obliterate, change, cover, paint, deface or alter the name plates, serial numbers, labels or other distinguishing numbers or identification marks placed upon the Equipment or any part thereof by or on behalf of the manufacturer, any dealer or rebuilder thereof, or the Bank. The Borrower shall not be released from any liability to the Bank hereunder because of any injury to or loss or destruction of the Equipment.  The Borrower shall allow the Bank and its representatives free access to and the right to inspect the Equipment at all times and shall comply with the terms and conditions of any leases covering the real property on which the Equipment is located and any orders, ordinances, laws, regulations or rules of any federal, state or municipal agency or authority having jurisdiction of such real property or the conduct of the business of the persons having control or possession of the Equipment

(v)                                 The Equipment is not now and shall not at any time hereafter be so affixed to the real property on which it is located as to become a fixture or a part thereof. The Equipment is now and shall at all times hereafter be and remain personal property of the Borrower

SECTION

7

EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1                                 Non-Payment: The Borrower shall fail to pay any of the Obligations when due

7.2                                 Performance Under This Agreement: The Borrower or any Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrower or any Guarantor with or in favor of Bank and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

7.3                                 Representations and Warranties; Financial Statements: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given

7.4                                 Other Agreements: If there is a default under any agreement to which Borrower is a party with Bank or with a third party or parties resulting in a right by the Bank or by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

7.5                                 Insolvency: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or substantial part of the Borrower’s or guarantor’s properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment

7.6                                 Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien

7.7                                 Revocation or Limitation of Guaranty: Any guaranty shall be revoked or limited or its enforceability or validity shall be contested by any guarantor, by operation of law, legal proceeding or otherwise or any guarantor who is a natural person shall die.

7.8                                 Revocation or Limitation of Subordination Agreement: Any subordination agreement shall be revoked or limited or its enforceability or validity shall be contested by any creditor signatory thereto, by operation of law, legal proceeding or otherwise

7.9                                 Suspension: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower’s business as now conducted

7.10                           Material Adverse Change: If there occurs a material adverse change in the Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or there is a material impairment of the value or priority of the Bank’s security interest in the Collateral, or if a Borrower who is a natural person shall die.

7.11                           Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower.

7.12                           Impairment of Collateral: There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed.

7.13                           Material Subsidiary: Prior to the date on which Borrower creates a material subsidiary or on which any subsidiary becomes material, Borrower shall fail to (i) notify Bank thereof or (ii) deliver to Bank a continuing guaranty that is in form and substance satisfactory to Bank together with copies of such organizational documents, authorizing resolutions and other documents and legal opinions as Bank shall reasonably require with respect thereto

SECTION

8

REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

8.1                                 Acceleration: Declare any or all of the Borrower’s indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

8.2                                 Cease Extending Credit: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank

8.3                                 Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower’s obligations to the Bank or the Bank’s rights and remedies under this Agreement or under any other document, instrument or agreement.

8.4                                 Notification of Account Debtors:

(i)                                     Notify any Account Debtor, any buyers or transferee of the Collateral or any other persons of the Bank’s interest in the Collateral and the proceeds thereof

(ii)                                  Sign the Borrower’s name (which authority the Borrower hereby irrevocably and unconditionally grants to the Bank) on any invoice or bill of lading relating to accounts or other drafts against the account debtors, buyers or transferees, notify post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and take possession of and open mail addressed to the Borrower and remove therefrom, proceeds of and payments on the Collateral, and demand, receive and endorse payment and give receipts, releases and satisfactions for and sue for all money payable to the Borrower

(iii)                               Require the Borrower to indicate on the face of all invoices (or such other documentation as may be specified by the Bank relating to the sale, delivery or shipment of goods giving rise to the account) that the account has been assigned to the Bank and that all payments are to be made directly to the Bank at such address as the Bank may designate.

8.5                                 Close-Out and Liquidation: Close-out and liquidate each outstanding FX Transaction so that each FX Transaction is canceled in accordance with the following:

(i)                                     Closing Value.  The Bank shall calculate value of such canceled FX Transaction by converting (1) in the case of a FX Transaction whose Settlement Date is the same as or later than the Close-Out Date, the amount of Foreign Currency into US dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Settlement Date of the relevant FX Transaction; or (2) in the case of a FX Transaction whose Settlement Date precedes the Close-Out Date, the amount of the Foreign Currency adjusted by adding interest with respect thereto at the Variable Rate from the Settlement Date to the Close-Out Date, into US Dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Close-Out Date.

(ii)                                  Closing Gain or Loss  (1) For a FX Transaction for which the Bank agreed to purchase a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Loss and the amount by which the Closing Value is less than the Notional Value shall be a Closing Gain; and (2) For a FX Transaction for which the Bank agreed to sell a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Gain and the amount by which the Closing Value is less than the Notional Value shall be a Closing Loss.

(iii)                               Net Present Value.  The Closing Gain or Closing Loss for each Settlement Date falling after the Close-out Date will be discounted by the Bank to it net present value.

(iv)                              Payment.  To the extent that the net amount of the aggregate Closing Gains exceeds the Closing Losses, such amount shall be payable by the Bank to the Borrower.  To the extent that the aggregate net amount of the Closing Losses exceeds the Closing Gains, such amount shall be payable by the Borrower to the Bank.

8.6           Protection of Security Interest:  Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral.  The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys’ fees) incurred in connection with the foregoing.

8.7                                 Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower’s records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable.  The Collateral may be disposed of in its then condition without any preparation or processing.  In connection with any disposition of the Collateral, the Bank may disclaim any warranty relating to title, possession or quiet enjoyment. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefore, all expenses and expenditures (including attorney’s fees) incurred in connection with the foregoing.

8.8                                 Non-Exclusivity of Remedies: Exercise one or more of the Bank’s rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

SECTION

9

MISCELLANEOUS

9.1                                 Amounts Payable on Demand: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under this Agreement in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided hereunder.

9.2                                 Default Interest Rate: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 5% in excess of the rate or rates then in effect under this Agreement.

9.3                                 Disposal of Invoices: All documents, schedules, invoices or other papers received by the Bank from the Borrower may be destroyed or disposed of six (6) months after receipt by the Bank, unless the Borrower requests in writing the return thereof, which shall be done at the Borrower’s expense.

9.4                                 Rights of the Bank With or Without Default: The Borrower agrees that the Bank may at any time and at its option, whether or not the Borrower is in default:

(i)                                     Require the Borrower to direct all Account Debtors to forward all remittances, payments and proceeds of the Collateral directly to the Bank at such address as the Bank may designate. In connection therewith, the Borrower hereby irrevocably constitutes and appoints the Bank as its attorney-in-fact to endorse the Borrower’s name on any notes, acceptances, checks, drafts, money orders or other evidence of payment that may come into the Bank’s possession.

(ii)                                  Require the Borrower to deliver to the Bank, at such times designated by the Bank, records and schedules which show the status and condition of the Collateral, where it is located and such contracts or other matters which affect the Collateral.

(iii)                               Send verification requests to any Account Debtor.

(iv)                              Make inquiries of the Borrower’s trade vendors.

9.5                                 Indemnification: The Borrower agrees to hold the Bank harmless from and indemnify and defend the Bank from any liability, claim, loss or expense (including, but not limited to, attorneys’ fees) arising from any transaction between the Borrower and any Account Debtor including, but not limited to, any loss, claim or liability arising from:

(i)                                     Any violation of any federal or state consumer protection law (including, but not limited to, the federal Truth-in-Lending Act) and regulations promulgated thereunder.

(ii)                                  Improper collection practices or procedures of the Borrower.

(iii)                               Any unlawful acts taken by the Borrower in connection with the collection of any Account(s).

(iv)                              Any suit by any person against the Bank resulting or arising from such person’s dealings with the Borrower.

9.6                                 Reliance and Further Assurances: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank. Borrower agrees to execute all documents and instruments and to perform such acts as the Bank may reasonably deem necessary to confirm and secure to the Bank all rights and remedies conferred upon the Bank by this agreement and all other documents related thereto.

9.7                                 Attorneys’ Fees: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Indebtedness hereunder.

9.8                                 Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

	To the Borrower:		To the Bank:

	ALPHATEC SPINE, INC.		BANK OF THE WEST
	2051 Palomar Airport Road, Suite 100		San Diego Office (CBC)
	Carisbad, CA 92011		1280 4th Avenue
Attn:	Scott Palka		San Diego, CA 92101
	Treasurer and CFO	Attn:	Kris Ilkov
Vice President

	FAX: (760) 431-1624		FAX: (619) 595-1918

	Copy to:		With a copy to:
	VP-LEGAL		BANK OF THE WEST
FAX: (760) 431-1624
Asset-Based Finance
300 S Grand Avenue Los Angeles, CA 90071

Attn: Angela Alano Ranudo

FAX: (213) 972-0566

9.9                                 Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right, nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

9.10                           Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control.  Otherwise, such provisions shall be considered cumulative.

9.11                           Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.  The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder.  The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

9.12                           Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

9.13                           Telephone Recording: The Borrower agrees that the Bank may electronically record all telephone conversations between the Borrower and the Bank with respect to any FX Transaction and that any such recording may be submitted in evidence in any arbitration or other legal proceeding. Such recording shall be deemed to be conclusive evidence as to the terms of any FX Transaction in the event of a dispute.

9.14                           Counterparts: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

9.15                           Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

9.16                           Entire Agreement and Amendments: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.  This Agreement may be amended only by an instrument in writing signed by the Borrower and the Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:		BORROWER:

BANK OF THE WEST		ALPHATECSPINE, INC.

BY:	/s/ Kris Ilkov	BY:	/s/ Scott Palka
NAME: Kris Ilkov, Vice President		NAME: Scott Palka, Treasurer and CFO

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST Amendment to Credit Agreement (the “Amendment”) is made and entered into as of 3/7/06, by and between BANK OF THE WEST (the “Bank”) and ALPHATEC SPINE, INC. (the “Borrower”) with respect to the following:

This Amendment shall be deemed to be a part of and subject to that certain Credit Agreement dated as of January 24, 2006, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the “Agreement”).  Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement.  To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1.                                       Modification of Certain Defined Terms/Permitted Liens.   The definition of Permitted Liens set forth in Section 1.1.40 of the Agreement is hereby deleted and replaced in its entirely with the following:  “Permitted Liens”: shall mean: (i) liens and security interests securing indebtedness owned by the Borrower to the Bank; (ii) liens for taxes, assessments or similar changes not yet due; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or permitted to be incurred herein, including, up to $4,000,000.00 for fiscal year 2006; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrowers assets.

2.                                       Representations and Warranties.   The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

3.                                       Confirmation of Other Terms and Conditions of the Agreement.   Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

4.                                       Governing Law.   This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

5.                                       Counterparts.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:		BORROWER:

BANK OF THE WEST		ALPHATEC SPINE, INC.

BY:	/s/ Cory Brazas SVP for Jack Lenhof	BY:	/s/ Stephen Dixon
NAME: Jack Lenhof, Regional Vice President		NAME: Stephen Dixon
TITLE: CFO - VP

ADDRESS:

2051 Palomar Airport Road, Suite 100 Carisbad, CA 92011

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